EXHIBIT 16.1

BDO Seidman, LLP	1900 Avenue of the Stars, 11th Floor
Accountants and Consultants	Los Angeles, California 90067
Telephone: (310) 557-0300
Fax: (310) 537-1777
April 19, 2006
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
Dear Sir or Madam:
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 19, 2006, to be filed by our former client, Progressive Gaming International Corporation. We agree with the statements made in response to that item insofar as they relate to our Firm.
Very truly yours,
BDO Seidman, LLP

cc:	Mr. Rick Smith, Audit Committee Chair Mr. Michael Sicuro, EVP & CFO Progressive Gaming International Corporation